SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549



                                  SCHEDULE 13D
                                 (Rule 13d-101)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (Amendment No. 5)

                                META GROUP, INC.
                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)


                                   591002 10 0
                                 (CUSIP Number)


         DALE KUTNICK                       HENRY F. SKELSEY
         c/o Meta Group, Inc.               c/o Fulton Capital Management LLC
         208 Harbor Drive                   One East Weaver Street
         Stamford, Connecticut              Greenwich, CT  06831
         (203) 973-6700                     (203) 869-5540

         WICKS PORTFOLIO COMPANY I, LLC     P.A.W. CAPITAL CORP.
         405 Park Avenue                    4 Greenwich Office Park, 3rd Floor
         Suite 702                          Greenwich, CT 06831-3638
         New York, NY 10022
         (212) 838-2100


                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                December 27, 2004
             (Date of Event Which Requires Filing of This Statement)




         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [X]*

* P.A.W. Capital Corp. previously filed a statement of Schedule 13G to report its holdings in Meta Group, Inc.

                                  SCHEDULE 13D

---------------------------                            -------------------------
CUSIP No. 591002 10 0                                     Page 2 of 12 Pages
---------------------------                            -------------------------


----------- --------------------------------------------------------------------

  1         NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Dale Kutnick

----------- --------------------------------------------------------------------

  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [   ]
                                                         (b) [ X ]

----------- --------------------------------------------------------------------

  3         SEC USE ONLY

----------- --------------------------------------------------------------------

  4         SOURCE OF FUNDS

            PF/OO

----------- --------------------------------------------------------------------

  5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)            [   ]

----------- --------------------------------------------------------------------

  6         CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

------------------------------- -------- ---------------------------------------

  NUMBER OF                        7       SOLE VOTING POWER         2,055,390

   SHARES
                                -------- ---------------------------------------
BENEFICIALLY
                                   8       SHARED VOTING POWER           0
  OWNED BY
                                -------- ---------------------------------------
    EACH
                                   9       SOLE DISPOSITIVE POWER    2,055,390
 REPORTING
                                -------- ---------------------------------------
   PERSON
                                  10       SHARED DISPOSITIVE POWER      0
    WITH
----------- --------------------------------------------------------------------

 11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,055,390

----------- --------------------------------------------------------------------

 12         CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES                                              [   ]

----------- --------------------------------------------------------------------

 13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      14.5%

----------- --------------------------------------------------------------------

 14         TYPE OF REPORTING PERSON
                   IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------------                            -------------------------
CUSIP No. 591002 10 0                                     Page 3 of 12 Pages
---------------------------                            -------------------------


----------- --------------------------------------------------------------------

  1         NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Henry F. Skelsey

----------- --------------------------------------------------------------------

  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [   ]
                                                         (b) [ X ]

----------- --------------------------------------------------------------------

  3         SEC USE ONLY

----------- --------------------------------------------------------------------

  4         SOURCE OF FUNDS

            PF

----------- --------------------------------------------------------------------

  5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)            [   ]

----------- --------------------------------------------------------------------

  6         CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

------------------------------- -------- ---------------------------------------

  NUMBER OF                        7       SOLE VOTING POWER          28,000

   SHARES
                                -------- ---------------------------------------
BENEFICIALLY
                                   8       SHARED VOTING POWER           0
  OWNED BY
                                -------- ---------------------------------------
    EACH
                                   9       SOLE DISPOSITIVE POWER     28,000
 REPORTING
                                -------- ---------------------------------------
   PERSON
                                  10       SHARED DISPOSITIVE POWER      0
    WITH
----------- --------------------------------------------------------------------

 11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            28,000

----------- --------------------------------------------------------------------

 12         CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES                                              [   ]

----------- --------------------------------------------------------------------

 13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      0.2%

----------- --------------------------------------------------------------------

 14         TYPE OF REPORTING PERSON
                   IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------------                            -------------------------
CUSIP No. 591002 10 0                                     Page 4 of 12 Pages
---------------------------                            -------------------------


----------- --------------------------------------------------------------------

  1         NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Wicks Portfolio Company I, LLC

----------- --------------------------------------------------------------------

  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [   ]
                                                         (b) [ X ]

----------- --------------------------------------------------------------------

  3         SEC USE ONLY

----------- --------------------------------------------------------------------

  4         SOURCE OF FUNDS

            NOT APPLICABLE

----------- --------------------------------------------------------------------

  5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)            [   ]

----------- --------------------------------------------------------------------

  6         CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

------------------------------- -------- ---------------------------------------

  NUMBER OF                        7       SOLE VOTING POWER             0

   SHARES
                                -------- ---------------------------------------
BENEFICIALLY
                                   8       SHARED VOTING POWER           0
  OWNED BY
                                -------- ---------------------------------------
    EACH
                                   9       SOLE DISPOSITIVE POWER        0
 REPORTING
                                -------- ---------------------------------------
   PERSON
                                  10       SHARED DISPOSITIVE POWER      0
    WITH
----------- --------------------------------------------------------------------

 11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0

----------- --------------------------------------------------------------------

 12         CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES                                              [   ]

----------- --------------------------------------------------------------------

 13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      0%

----------- --------------------------------------------------------------------

 14         TYPE OF REPORTING PERSON
                   OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------------                            -------------------------
CUSIP No. 591002 10 0                                     Page 5 of 12 Pages
---------------------------                            -------------------------


----------- --------------------------------------------------------------------

  1         NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Wicks Capital Management III, L.P.

----------- --------------------------------------------------------------------

  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [   ]
                                                         (b) [ X ]

----------- --------------------------------------------------------------------

  3         SEC USE ONLY

----------- --------------------------------------------------------------------

  4         SOURCE OF FUNDS

            NOT APPLICABLE

----------- --------------------------------------------------------------------

  5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)            [   ]

----------- --------------------------------------------------------------------

  6         CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

------------------------------- -------- ---------------------------------------

  NUMBER OF                        7       SOLE VOTING POWER             0

   SHARES
                                -------- ---------------------------------------
BENEFICIALLY
                                   8       SHARED VOTING POWER           0
  OWNED BY
                                -------- ---------------------------------------
    EACH
                                   9       SOLE DISPOSITIVE POWER        0
 REPORTING
                                -------- ---------------------------------------
   PERSON
                                  10       SHARED DISPOSITIVE POWER      0
    WITH
----------- --------------------------------------------------------------------

 11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0

----------- --------------------------------------------------------------------

 12         CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES                                              [   ]

----------- --------------------------------------------------------------------

 13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      0%

----------- --------------------------------------------------------------------

 14         TYPE OF REPORTING PERSON
                   PN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------------                            -------------------------
CUSIP No. 591002 10 0                                     Page 6 of 12 Pages
---------------------------                            -------------------------


----------- --------------------------------------------------------------------

  1         NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Wicks Apex III, Inc.

----------- --------------------------------------------------------------------

  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [   ]
                                                         (b) [ X ]

----------- --------------------------------------------------------------------

  3         SEC USE ONLY

----------- --------------------------------------------------------------------

  4         SOURCE OF FUNDS

            NOT APPLICABLE

----------- --------------------------------------------------------------------

  5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)            [   ]

----------- --------------------------------------------------------------------

  6         CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

------------------------------- -------- ---------------------------------------

  NUMBER OF                        7       SOLE VOTING POWER             0

   SHARES
                                -------- ---------------------------------------
BENEFICIALLY
                                   8       SHARED VOTING POWER           0
  OWNED BY
                                -------- ---------------------------------------
    EACH
                                   9       SOLE DISPOSITIVE POWER        0
 REPORTING
                                -------- ---------------------------------------
   PERSON
                                  10       SHARED DISPOSITIVE POWER      0
    WITH
----------- --------------------------------------------------------------------

 11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0

----------- --------------------------------------------------------------------

 12         CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES                                              [   ]

----------- --------------------------------------------------------------------

 13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      0%

----------- --------------------------------------------------------------------

 14         TYPE OF REPORTING PERSON
                   CO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------------                            -------------------------
CUSIP No. 591002 10 0                                     Page 7 of 12 Pages
---------------------------                            -------------------------


----------- --------------------------------------------------------------------

  1         NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Peter A. Wright

----------- --------------------------------------------------------------------

  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [   ]
                                                         (b) [ X ]

----------- --------------------------------------------------------------------

  3         SEC USE ONLY

----------- --------------------------------------------------------------------

  4         SOURCE OF FUNDS

            NOT APPLICABLE

----------- --------------------------------------------------------------------

  5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)            [   ]

----------- --------------------------------------------------------------------

  6         CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

------------------------------- -------- ---------------------------------------

  NUMBER OF                        7       SOLE VOTING POWER           25,000

   SHARES
                                -------- ---------------------------------------
BENEFICIALLY
                                   8       SHARED VOTING POWER        852,000
  OWNED BY
                                -------- ---------------------------------------
    EACH
                                   9       SOLE DISPOSITIVE POWER      25,000
 REPORTING
                                -------- ---------------------------------------
   PERSON
                                  10       SHARED DISPOSITIVE POWER   852,000
    WITH
----------- --------------------------------------------------------------------

 11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            877,000

----------- --------------------------------------------------------------------

 12         CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES                                              [   ]

----------- --------------------------------------------------------------------

 13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      6.3%

----------- --------------------------------------------------------------------

 14         TYPE OF REPORTING PERSON
                   IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------------                            -------------------------
CUSIP No. 591002 10 0                                     Page 8 of 12 Pages
---------------------------                            -------------------------


----------- --------------------------------------------------------------------

  1         NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            P.A.W. Capital Corp.

----------- --------------------------------------------------------------------

  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [   ]
                                                         (b) [ X ]

----------- --------------------------------------------------------------------

  3         SEC USE ONLY

----------- --------------------------------------------------------------------

  4         SOURCE OF FUNDS

            NOT APPLICABLE

----------- --------------------------------------------------------------------

  5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEM 2(d) or 2(e)            [   ]

----------- --------------------------------------------------------------------

  6         CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

------------------------------- -------- ---------------------------------------

  NUMBER OF                        7       SOLE VOTING POWER                0

   SHARES
                                -------- ---------------------------------------
BENEFICIALLY
                                   8       SHARED VOTING POWER        852,000
  OWNED BY
                                -------- ---------------------------------------
    EACH
                                   9       SOLE DISPOSITIVE POWER           0
 REPORTING
                                -------- ---------------------------------------
   PERSON
                                  10       SHARED DISPOSITIVE POWER   852,000
    WITH
----------- --------------------------------------------------------------------

 11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            852,000

----------- --------------------------------------------------------------------

 12         CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES                                              [   ]

----------- --------------------------------------------------------------------

 13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      6.1%

----------- --------------------------------------------------------------------

 14         TYPE OF REPORTING PERSON
                   CO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

Item 1.     Security and Issuer:

         This Amendment amends and supplements the statement on Schedule 13D, as amended by Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on December 9, 2004 (the "Schedule 13D") relating to shares of common stock, $0.01 par value per share (the "Common Stock"), of META Group, Inc., a Delaware corporation (the "Corporation"). Only those items that are amended or supplemented are reported herein. Except as amended or supplemented herein, the Schedule 13D remains in full force and effect.

         The principal executive offices of the Corporation are located at 208 Harbor Drive, Stamford, Connecticut 06912-0061.

Item 2.     Identity and Background:

         No material change has occurred in the facts set forth in the response to this item of the Schedule 13D.

Item 3.     Source and Amount of Funds or Other Consideration:

         No material change has occurred in the facts set forth in the response to this item of the Schedule 13D.

Item 4.     Purpose of Transaction:

         Item 4 of Schedule 13D is hereby amended by adding thereto the following information below:

         Following the announcement by Gartner Inc. on December 27, 2004 of its agreement with the Corporation to buy all of the outstanding common stock of the Corporation (the "Gartner Acquisition"), the Reporting Persons have determined to cease their efforts to take the Corporation private without prejudice to their right to renew such efforts should the Gartner Acquisition not be consummated on the terms disclosed.

Item 5.     Interest in Securities of the Issuer:

         Item 5 of Schedule 13D is hereby amended by deleting the first sentence of paragraph (a) and replacing it with the following:

         As of December 27, 2004, the Reporting Persons may be deemed to beneficially own in the aggregate approximately 2,960,390 shares of Common Stock (which includes 108,225 shares of Common Stock issuable to Dale Kutnick pursuant to stock options, 183,200 shares of Common Stock held in Mr. Kutnick's retirement account and 17,100 shares held in custodial accounts for Mr. Kutnick's children).


         Item 5 of Schedule 13D is hereby amended by adding the following information to the end of paragraph (b):

         Each of Dale Kutnick and Henry F. Skelsey disclaim any group membership with any other Reporting Person. Wicks Portfolio, Wicks Capital, Wicks Apex, Peter A. Wright and P.A.W. reiterate their belief that they were never a member of a group with any of the Reporting Persons.

         Item 5 of Schedule 13D is hereby amended by deleting paragraph (c) and replacing it with the following:

         (c) Dale Kutnick exercised options to purchase 158,800 shares of Common Stock on December 21, 2004. None of Henry Skelsey, Wicks Portfolio, Wicks Capital, Wicks Apex, Peter A. Wright or P.A.W. has effected any transactions in the Common Stock during the past 60 days.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:

         No material change has occurred in the facts set forth in the response to this item of the Schedule 13D.

Item 7.    Material to be Filed as Exhibits:

         None.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 27, 2004
                                   /s/ Dale Kutnick
                                   -------------------------------
                                   Dale Kutnick


                                   /s/ Henry F. Skelsey
                                   -------------------------------
                                   Henry F. Skelsey



                                   WICKS PORTFOLIO COMPANY I, LLC

                                   By:  Wicks Capital Management III, L.P.,
                                        its Managing Member

                                   By: Wicks Apex III, Inc.,
                                       its General Partner


                                   By: /s/ Carter F. Bales
                                   -------------------------------------
                                   Name:  Carter F. Bales
                                   Title: Managing Partner



                                   WICKS CAPITAL MANAGEMENT III, L.P.

                                   By: Wicks Apex III, Inc.,
                                       its General Partner


                                   By: /s/ Carter F. Bales
                                   -------------------------------------
                                   Name:  Carter F. Bales
                                   Title: Managing Partner

                                    WICKS APEX III, INC.

                                    By: /s/ Carter F. Bales
                                    -------------------------------------
                                    Name:  Carter F. Bales
                                    Title: Co-President, Managing Partner and
                                           Treasurer


                                    /s/ Peter A. Wright
                                    ----------------------------------
                                    Peter A. Wright



                                    P.A.W. CAPITAL CORP.



                                    By: /s/ Peter A. Wright
                                        ------------------------------
                                        Peter A. Wright
                                        President